Exhibit 10.1

JOINT VENTURE AGREEMENT
(English Translation)

1. General Principles

To better promote green energies in Henan Province, and to improve the urban environment, China National Petroleum Corporation Kunlun Natural Gas Co., Ltd. (Party A) and Xi'an Xilan Natural Gas, Co., Ltd. (Party B) enter into this Joint Venture Cooperation Agreement (the "Agreement") pursuant to the Company Law of the People’s Republic of China and other related laws and regulations.

2. Parties of the Joint Venture

Party A: China National Petroleum Corporation Kunlun Natural Gas Co., Ltd.

Address: CNPC Tower, No.1110 Nanshan Avenue, Nanshan District, Shenzhen, Guangdong

Legal Representative: Tao, Yuchun

Position: General Manager

Nationality: China

Telephone: 0755-33226019

Facsimile: 0755-33226025

Party B: Xi'an Xilan Natural Gas, Co., Ltd.

Address: 19/F Wangzuo Soho Tower B, Tangyan Road, High-Tech Zone, Xi’an, Shaanxi

Legal Representative: Ji, Qinan

Position: Chief Executive Officer

Nationality: China

Telephone: 029-88323325

Facsimile: 029-88350886

3. Purpose of the Joint Venture

Party A enjoys advantages in natural gas resources, capital, technology, transportation and brand name; Party B, as a US listed company, is equipped with rich experience in developing gas projects and enjoys the advantage of being an early market entrant in the Henan market. The joint venture formed by Party A and Party B will combine and fully utilize the strengths and advantages of both parties. By using the joint venture as a platform, the parties will develop the market of CNG fuelling in Henan together through sincere cooperation, so as to integrate the resources reasonably and efficiently, and to achieve a win-win situation.

4. Formation of the Joint Venture Company

4.1 Party A and Party B shall establish the joint venture company in Zhengzhou, Henan Province, pursuant to the Company Law of the People’s Republic of China and other related laws and regulations.

4.2 The joint venture company is tentatively named as Zhengzhou CNPC Kunlun Xilan Natural Gas Co., Ltd. (the final name of which shall be the registered name under the Administration for Industry and Commerce). The joint venture company will be registered in Zhengzhou, Henan.

4.3 The joint venture company is a Chinese legal entity and shall comply with the laws and administrative regulations of China. The legitimate rights and interests of the joint venture company are under the protection of the laws of China.

4.4 The joint venture company shall be a limited liability company. Each of Party A and Party B shall be liable to the company to the extent of such party's capital contributions. Party A and Party B shall share the profits, risks and losses on the basis of their respective percentage of capital contributions.

5. Business Scope

The construction and operation of CNG fuelling stations, the sale of CNG; conversion of automobiles to CNG powered automobiles, and other related technical services.

6. Registered Capital

6.1 The registered capital of the joint venture company shall be RMB50,000,000.

6.2 Party A shall make capital contributions of RMB25,500,000 (representing 51% of the company's total registered capital) in cash. Party B shall make capital contributions of RMB24,500,000 (representing 49% of the company's total registered capital) in forms of cash and property contribution.  The registered capital will be paid in two installments. The first installment of registered capital of RMB10,000,000 representing 20% of the total registered capital shall be paid by Party B in cash. The value of the property to be contributed by Party B as capital contributions shall be evaluated by a capital evaluation company recognized by both parties. If the value of the property is less than RMB14,500,000, the difference shall be made up by Party B in cash. Party A will pay its RMB25,500,000 in one payment after obtaining the approval from its superiors.

7. Obligations of Parties

7.1 Obligations of Party A:

7.1.1 Make its capital contribution as specified in Article 6.2;

7.1.2 Provide technologies, management experience and market information to the joint venture company for no consideration;

7.1.3 Ensure stable gas supply to meet the gas demand of the joint venture company;

7.1.4 Organize trainings for the management, technical staff, and other personnel of the joint venture company.

7.2 Obligations of Party B

7.2.1 Handle affairs including the application for approval to competent departments, registration, obtaining the business license of the joint venture company, and others;

7.2.2 Make its capital contribution as specified in Article 6.2;

7.2.3 Assist the joint venture company in developing CNG fuelling stations, and obtaining licenses and certificates for the construction and operation of the CNG fuelling stations, pursuant to the regulations of the local government;

7.2.4 Within three (3) months of the formation of the joint venture company, Party B shall obtain on behalf of the joint venture company the permits for the five CNG fuelling stations including: Land-use Permits, Permits for Construction, Opinions from the Fire Control Examination Administration, Project Approvals from the Development and Reform Commission. Party B also undertakes that all the approvals from the government for Party's B's construction of fuelling stations in Zhengzhou and surrounding area will be used under the name of the joint venture company for further development, construction and operation;

7.2.5 Assist Party A in organizing trainings for the management, technical staff, and other personnel of the joint venture company.

7.3 Ordinary expenses for the formation of the joint venture company by each party will be borne by the joint venture company, subject to the confirmation of  both parties.

7.4 Both parties shall fulfill their respective obligations, and shall bear their respective liabilities in the event of a breach.

7.5 After the formation of the joint venture company, the rights and obligations of the parties shall be governed by the articles of association of the joint venture company.

8. Duration of Cooperation of the Joint Venture Company

8.1 The cooperation of the joint venture company shall commence on August 1, 2009 and terminate on July 31, 2029, lasting 20 years.

8.2 If, during the course of operation, one of the parties proposes to extend or shorten the period of cooperation of the joint venture company, the period may be changed accordingly, after consultations of both parties, in accordance with the articles of association of the joint venture company.

9. Operation of the Joint Venture Company

9.1 The Chairman of the Board of Directors shall be appointed by Party A; the Vice Chairman of the Board of Directors shall be appointed by Party B. The General Manager and Financial Manager shall be appointed by Party A; the Vice General Manager and Chief Financial Officer shall be appointed by Party B, and shall be hired by the Board of Directors. The General Manager shall be under the lead of the Board of Directors. The Chairman of the Board of Directors shall be the Legal Representative of the joint venture company. The term of the Legal Representative shall be three years, which could be renewed, or otherwise negotiated.   The Board of Directors is composed of five directors, three of whom are appointed by Party A, two by Party B.

9.2 The joint venture company will not have a Board of Supervisors, but it shall have two supervisors, and each party shall appoint one. The supervisors may attend the meetings of the Board of Directors. The term of the supervisors shall be three years, which could be renewed.

9.3 Personnel and Labor Management: The recruitment, hiring, retiring, salaries, social insurance, welfare, award and punishment of the employees of the joint venture company shall be regulated by employment contracts between the joint venture company and its employees, pursuant to the Company Law of the People’s Republic of China and the Labor Law of the People's Republic of China, and shall follow the plan approved by the Board of Directors. The employment contracts shall be filed with local labor management administrations.

9.4 The Purchase and Sale of Natural Gas

9.4.1 The joint venture company shall buy natural gas from Party A; during the course of cooperation, Party A shall provide stable, sufficient natural gas of good quality as needed by the joint venture company.  Party A undertakes to provide certain discounts from the normal market price on the nature gas it supplies.

9.4.2 The joint venture company shall operate the natural gas fuelling station and other related business by using the operation platform and market network of the joint venture company. Within the areas operated by the joint venture company, the joint venture company shall sell in accordance with the sales strategy agreed by Party A and Party B, and distribute natural gas products using the platform of the joint venture company. The price of the natural gas products shall be determined by both Party A and Party B and must be adopted by the joint venture company.

9.5 Market Development

During the period of operation of the joint venture company, both Party A and Party B agree, based on the development of business, to increase the registered capital of the joint venture company for the purpose of constructing, acquiring, merging, renting and contracting to operate additional natural gas stations, and to inject their capital into the joint venture company.

9.6 Manufacture Safety

The management and staff of the joint venture company shall be responsible for manufacturing safety and maintenance of equipment during the joint venture company's operation.

9.7 The joint venture company must use Party A's trademark during its operation.

10. Accounting, Audit, Tax

10.1 The joint venture company shall conduct accounting pursuant to the Accounting System for Enterprises of the People's Republic of China, and follow the accounting system of the PetroChina Company Limited. The joint venture company shall make a financial authorization manual to set out the examination and approval limits of its Chairman of the Board of Directors, Vice Chairman of the Board of Directors, General Manager, Vice General Manager, and Chief Financial Officer.

10.2 The financial department of the joint venture company shall be responsible for the financial and accounting work of the joint venture company. It shall be responsible to the shareholders of both parties, and subject to supervision and audit of both parties.

10.3 The Chief Financial Officer of the joint venture company shall be responsible for the financial work of the joint venture company, under the leadership of the Board of Directors, and shall report to both parties monthly.

10.4 The Dual-signature System should be followed. Expenses of the joint venture company shall not be effective unless affirmed and signed by authorized persons from both parties.

10.5 The joint venture company shall not accept any financing or provide guarantees for another party's financial obligations.

10.6 Taxes and Insurance.  The joint venture company shall pay taxes and other duties in accordance with the tax laws and regulations of the People's Republic of China and of Henan province.

10.7 Debt and Obligations. The joint venture company shall be fully liable for its debts and obligateons during the course of its operation.

11 The Alteration, Amendment, and Termination of the Agreement

11.1 Alterations and amendments to this Agreement and the Schedules attached to this Agreement will not be effective unless they are agreed by both parties in writing.

11.2 If an event of force majeure, as defined in Article 13 of this Agreement, causes serious loss to the joint venture company or causes the joint venture company to consistently suffer economic losses, thus rendering the Agreement incapable of being performed, the Agreement may be terminated earlier upon mutual consent of both parties.

12 Liabilities for Breach

12.1 Where a party fails to perform its obligations under the Agreement or materially breaches the Agreement, rendering the joint venture company unable to maintain operation, or rendering it impossible to achieve the purpose of the Agreement, such party shall be deemed as the breaching party who unilaterally terminates the Agreement. The other party has the right to ask the breaching party for compensation for its damages, and has the right to terminate this Agreement. If both parties agree to continue to operate, the breaching party shall compensate the other party's economic losses.

12.2 If one party's negligence renders the Agreement or its Schedules incapable of being performed in full or in part, the  negligent party shall bear the liabilities; if the Agreement is rendered incapable of being performed in full or in part because of both parties' negligence, each party shall bear its respective liabilities.

13. Force Majeure

If, during the course of operation of the joint venture company, the Agreement is rendered incapable of being performed, or could not be performed as agreed, due to earthquakes, typhoons, floods, fires, wars, or any other events that are unforeseeable, unavoidable and insurmountable, the party facing the force majeure shall timely notify the other party, and shall offer within one month of the occurrence sufficient documents describing detailed circumstances of the events and reasons of the non-performability. These documents shall be provided by a local notary agency where the events occurred.

According to the severity of the events, the parties shall decide whether to terminate the Agreement, to exempt the breaching party's liability in part, or to extend the time limit of performance.

14. Dispute Resolution

In case of a dispute, the parties shall first attempt to resolve the dispute through negotiations. If negotiations fail, the parties may refer to a dispute arbitration committee for arbitration.

15 Effectiveness of the Agreement and Miscellaneous

15.1 This Agreement shall be effective, after signed by both parties, and after both parties receive the approvals from their respective superiors.

15.2 This Agreement shall be in six copies, with three copies for each of the parties.

Party A:  China National Petroleum Corporation Kunlun Natural Gas Co., Ltd.

Authorized Personnel /s/ (signature not legible) Date:   7/22/2009

Party B:  Xi'an Xilan Natural Gas, Co., Ltd.

Authorized Personnel:  /s/ Ji Qinan

Date:  7/22/2009